Exhibit 5.1

[Letterhead of Conyers Dill & Pearman Limited]

16 June 2014

Matter No: 347067

Doc Ref: Legal—6014655

+1 441 299 4903

niel.jones@conyersdill.com

Markit Ltd.

Clarendon House

2 Church Street

Hamilton HM 11

Bermuda

Dear Sirs,

Re: Markit Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on form F-1, as amended (Registration No. 333-195687) filed with the U.S. Securities and Exchange Commission (the “Commission”) on 5 May 2014 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of an aggregate of 45,707,965 common shares, par value US$0.01 each which will be offered by certain selling shareholders of the Company (the “Selling Shareholders”) together with an additional 6,856,195 common shares subject to an over-allotment option granted to the underwriters by certain of the Selling Shareholders (together, the “Common Shares”).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 13 June 2014, written resolutions of its sole director dated 22 January 2014, 5 May 2014 and 6 June 2014 and written resolutions of its sole member dated 12 June 2014, each certified by the Secretary of the Company on 13 June 2014 (collectively, the “Resolutions”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

For the purposes of our opinion paragraph 2 below, we have reviewed and relied upon a copy of the register of members of Markit Group Holdings Limited (“MGHL”) dated 16 June 2014, certified by a director of MGHL (the “Register of Members”). The Common Shares constitute: (i) a certain number of the issued shares of MGHL registered in the Register of Members prior to the corporate reorganisation as described under the caption “Corporate Reorganization” in the prospectus forming a part of the Registration Statement and a sub-division of the shares of the Company (together, the “Reorganisation”); and (ii) common shares to be issued after the Reorganisation to and then offered by certain Selling Shareholders as a result of their exercise of options for shares in the Company (the “Option Exercise”).

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) that a duly constituted pricing committee of the Company’s board of directors will have approved the terms of the offering of the Common Shares pursuant to the Registration Statement as contemplated by the Resolutions, (g) that upon issue of common shares in the Company pursuant to the Option Exercise, the Company will receive consideration for the full option exercise price thereof which shall be equal to at least the par value thereof.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Common Shares by the Selling Shareholders and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	Following the Reorganisation and the Option Exercise, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited